Exhibit 4.(xvii)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

PERFORMANCE CREDIT ACCOUNT RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Issue Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider modifies the Contract as follows:

This Rider provides for an account that credits a daily fixed interest rate on quarterly Performance Credits from the Dual Directional Yield with Buffer Indexed Strategy. The Performance Credit Account will be available until the Contract Maturity Date. Any Contract Value in the Performance Credit Account can be withdrawn at any time without any Withdrawal Charges or Market Value Adjustment. The Performance Credit Account is not available for Premium Payment allocation. Reallocation from another Strategy into the Performance Credit Account is not allowed. Performance Credits are the only method of allocation to the Performance Credit Account.

RIDER DATA

Fixed Strategy	Performance Credit Account
Interest Crediting Frequency	Daily
[Initial Performance Credit Account Annual Fixed Interest Rate	[X.Xx%]]
Minimum Guaranteed Performance Credit Account Annual Fixed Interest Rate	[0.50%] [during the Withdrawal Charge Period] [0.10%] [after the Withdrawal Charge Period]
Strategy Term	1 Year

DEFINITIONS

Performance Credit Account Annual Fixed Interest Rate - The effective annual interest rate applied to the Performance Credit Account Value. The Initial Performance Credit Account Annual Fixed Interest Rate for the first Strategy Term is shown in the Rider Data section if you have Allocated Premium Payment to a Dual Directional Yield with Buffer Indexed Strategy. The Performance Credit Account Annual Fixed Interest Rate will be declared in advance of each Strategy Term and is guaranteed not to change for the Strategy Term. It will never be less than the Minimum Guaranteed Performance Credit Account Annual Fixed Interest Rate in the Rider Data section.

Performance Credit Account Value - The amount of Contract Value allocated to the Performance Credit Account at any given time.

Performance Credit - The quarterly credit calculated for the Dual Directional Yield with Buffer Indexed Strategy and allocated into the Performance Credit Account.

CALCULATIONS

Performance Credit Account Value is calculated as follows:

1.	On the Issue Date, the Performance Credit Account Value equals zero.

2.	On any day thereafter, the Performance Credit Account Value equals:

a. the Performance Credit Account Value on the previous day; plus

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b. Performance Credits allocated into the Performance Credit Account Value since the previous day; minus

c. Reallocations out of the Performance Credit Account Value since the previous day; minus

d. Withdrawal Amounts, and Advisory Fee Withdrawals if applicable, attributable to the Performance Credit Account Value since the previous day; minus

e. Rider Charges attributable to the Performance Credit Account Value since the previous day; minus

f. any applicable taxes attributable to the Performance Credit Account Value since the previous day; plus

g. interest credited to the Performance Credit Account Value since the previous day.

The funds in the Performance Credit Account will earn interest for each day the funds remain in the Strategy.

Withdrawal Amounts, excluding Advisory Fee Withdrawals, if applicable, will be reduced from the Performance Credit Account Value, if applicable. If the Performance Credit Account Value is depleted, any remaining Withdrawal Amounts will be reduced from the One-Year Fixed Strategy Value and each Strategy Contract Value in the same proportion that each represents to the total Contract Value less the Performance Credit Account Value, if applicable, immediately prior to the withdrawal.

Rider Charges will be reduced from the Performance Credit Account Value, if applicable, One-Year Fixed Strategy Value, and each Strategy Contract Value in the same proportion that each represents to the total Contract Value immediately prior to the charge.

Advisory Fee Withdrawals, if applicable, will be reduced from the One-Year Fixed Strategy Value and each Strategy Contract Value in the same proportion that each represents to the total Contract Value less the Performance Credit Account Value, if applicable, immediately prior to the withdrawal. If the One-Year Fixed Strategy Value and each Strategy Contract Value are depleted, any remaining Advisory Fee Withdrawal will be reduced from the Performance Credit Account Value, if applicable.

REALLOCATIONS

Requests for Reallocation from the Performance Credit Account to either the One-Year Fixed Strategy or any Indexed Strategy are permitted only during the Reallocation Period that immediately precedes a Contract Anniversary. Reallocation from another Strategy into the Performance Credit Account is not allowed.

We will provide You a Reallocation notice 30 days prior to the end of a Strategy Term. You must provide Us with any Reallocation requests within the Reallocation Period. If You choose to reallocate, the Reallocation will be effective on the Contract Anniversary.

No Reallocations are allowed during a Strategy Term. If You do not provide instructions in Good Order for reallocating the Contract Value, the Performance Credit Account Value will automatically renew into the Performance Credit Account.

You may elect either to reallocate all of the Performance Credit Account Value or to reallocate none of the Performance Credit Account Value during each Reallocation Period. You may not elect to reallocate only a portion of the Performance Credit Account Value. If you elect to reallocate none of the Performance Credit Account Value during a Reallocation Period, you may still elect to reallocate Contract Value among other Strategies.

Reallocations are subject to the terms and conditions in existence for any Strategy(ies) available at that time. Following a Reallocation to any Strategy, the allocation to such Strategy must not be less than the Minimum Allocation to any Strategy shown on the Contract Data Page. You will receive a confirmation of Your Reallocation from Us.

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RIDER CHARGES

There are no Rider Charges assessed for this Rider. There may be Rider Charges assessed for other riders attached to the Contract, and any such Rider Charges would be included in the calculation described above.

Signed for Forethought Life Insurance Company

[Secretary]	[President]

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